UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 23, 2003



                                   GTSI CORP.

                            Incorporated in Delaware

                           Commission File No. 0-19394

                  I.R.S. Employer Identification No. 54-1248422

                            3901 Stonecroft Boulevard
                         Chantilly, Virginia 20151-1010
                                 (703) 502-2000

ITEM 5. OTHER EVENT - EARNING RELEASE

CHANTILLY, VA. - July 23, 2003 - GTSI(R) Corp (Nasdaq: GTSI), a government information technology solutions leader, today announced financial results for the three and six-month periods ended June 30, 2003 (see attached tables).

Q2 PROFIT GROWTH
----------------

GTSI reported net income of $1.1 million, or $.13 per diluted share, in the second quarter of 2003 versus net income of $772,000, or $.08 per diluted share, for the same period last year. Sales for the second quarter of 2003 were $189.7 million as compared to $201.0 million for the same period last year. The Company reported a net loss for the first half of 2003 of $614,000, or $.07 per diluted share. Sales for the first half were $368.6 million.

Dendy Young, Chairman and Chief Executive Officer of GTSI, commented, "We are pleased to report an increase in net income over last year's healthy second quarter results, particularly during a period when government customers were not aggressive in spending their budgeted IT dollars. Our sales organization has built a substantial pipeline in the second quarter and continues to pursue new opportunities. We expect that government purchasing habits will follow historic trends and produce higher sales and improved operating results in the second half of 2003 when compared to the first half of the year."

Gross margin in the second quarter of 2003 increased to 12.0% of total sales from 7.5% of total sales due to three factors. First, the January 1, 2003 adoption of Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor's Products)," resulted in reclassifying certain vendor funds as a reduction in cost of sales. Second, GTSI's sales organization was effective in securing an order for software inventory that had been impaired during 2002. As a result, the company reversed a $1.4 million impairment charge. Third, the company's underlying product margin increased from 7.5% in the second quarter of 2002 to 8.3% in the second quarter of 2003.

POSITIONED FOR PRESENT AND FUTURE GROWTH OPPORTUNITIES
------------------------------------------------------

Mr. Young continued, "GTSI is poised to achieve an expanded presence in the Government market. One example of GTSI's commitment is the recent launch of the Systems Integrator Solutions Group, which supports the solutions-based needs of systems integrators who win large, performance-based Government contracts. GTSI is also expanding its presence in the state and local Government market, most notably through our recently commenced contract with U.S. Communities Purchasing & Finance Agency."

Mr. Young concluded, "We believe that we will continue to see significant growth in the Government IT market at the federal, the state, and the local levels, and are prepared to capitalize on both the near-term and long-term opportunities it presents. We continue to improve our sales capabilities, maintain high levels of operating excellence, and strengthen vendor and customer service, all of which are hallmarks of GTSI's business."

JUNE 2003 SALES
---------------

Sales for June 2003 were $81.0 million, representing a 13.5% decrease from June 2002 of $93.6 million. Month-end total backlog for June 2003 was $106.2 million versus $118.4 million for the same period last year, while net bookings for June 2003 totaled $100.4 million as compared to $96.7 million for June 2002, representing a 3.8% increase.

FINANCIAL POSITION
------------------

Tom Mutryn, GTSI's Senior Vice President and Chief Financial Officer, commented, "GTSI's commitment to prudent fiscal management remains an important part of our ability to grow and prosper. As of June 30, 2003, GTSI had working capital of $55 million, no long-term debt and an unused and available credit facility. Our expenses for the quarter increased 11.7% to $21.6 million after excluding the offsets to expenses in the second quarter 2002 from vendor considerations. The expense increase is largely the result of the investments we are making in additional personnel to allow us to take full advantage of the expanding market in the coming years."

NEW ACCOUNTING PRONOUNCEMENT
----------------------------

As a consequence of adopting EITF 02-16 on January 1, 2003, GTSI recorded $5.5 million of vendor consideration as a reduction of cost of sales this quarter. Prior to the adoption, these funds were accounted as an offset to operating expense. Excluding the impact of EITF 02-16, and therefore on a non-GAAP basis, the gross profit margin for the 2003 second quarter would have been 9.1% compared to 7.5% in the same period of 2002. The non-GAAP gross profit margin is included in this discussion to provide a meaningful comparison to prior periods.

CONFERENCE CALL
---------------

An investor conference call to discuss second quarter results is scheduled for 11:00 a.m. Eastern Time July 23, 2003. Interested parties are invited to participate by calling (888) 569-5038. The passcode is GTSI. In addition, you may access the web cast on GTSI's Investor Relations page (www.gtsi.com/ir). To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until midnight, July 25, 2003. To access the replay, please dial (888) 203-1112 and enter the passcode 268104.

ABOUT GTSI CORP.
----------------

GTSI Corp. is an information technology (IT) solutions leader, focusing exclusively on Federal, State, and Local government customers worldwide. For two decades, GTSI has served those customers by teaming with global IT leaders like Hewlett-Packard, Panasonic, Microsoft, Cisco, and Sun Microsystems. Offering a broad range of products and services, an extensive contract portfolio, and ISO 9000-registered logistics, GTSI uses its unique Technology Teams to deliver "best of breed" solutions that help government customers do their job more effectively. The Technology Teams include technical experts who support a wide range of integrated IT solutions in such areas as high performance computing, advanced networking, mobile and wireless, web portals, high availability storage and information assurance. GTSI continues to broaden its leadership in electronic commerce and procurement through its government focused website located at GTSI.com. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management -- including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships -- may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company's most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other Countries. All trade names are the property of their respective owners.

GTSI CONTACT:
-------------
Paul Liberty
Director of Investor Relations
703.502.2540
paul.liberty@gtsi.com
---------------------

                                   ### ### ###

                                   GTSI Corp.
                 Unaudited Consolidated Statements of Operations
                      (in thousands, except per share data)

                                      Three Months
                                        June 30,               Change from 2002
                                    2003        2002          Actual  Percentage
                                    ----        ----          ------  ----------


Sales                           $ 189,737    $ 200,992     $ (11,255)    -5.6%
Cost of sales                     166,981      185,883       (18,902)    -10.2%
                                ---------    ---------     ---------     -----
Gross margin                       22,756       15,109         7,647      50.6%

Operating expenses                 21,613       14,427         7,186      49.8%
                                ---------    ---------     ---------     -----
Income from operations              1,143          682           461      67.6%
Interest (income) expense, net       (744)        (611)         (133)     21.8%
                                ---------    ---------     ---------     -----
Income before income taxes          1,887        1,293           594      45.9%
Income tax provision                  738          521           217      41.7%
                                ---------    ---------     ---------     -----
Net income                      $   1,149    $     772     $     377      48.8%
                                =========    =========     =========     =====
Basic net income per share      $    0.14    $    0.09     $    0.05      55.6%
                                =========    =========     =========     =====
Diluted net income per share    $    0.13    $    0.08     $    0.05      62.5%
                                =========    =========     =========     =====
Weighted average shares
outstanding:
Basic                               8,258        8,265            (7)     -0.1%
                                =========    =========     =========     =====
Diluted                             8,907        9,582          (675)     -7.0%
                                =========    =========     =========     =====

                                   GTSI Corp.
                 Unaudited Consolidated Statements of Operations
                      (in thousands, except per share data)

                                           Six Months Ended
                                               June 30,             Change from 2002
                                           2003        2002        Actual   Percentage
                                           ----        ----        ------   ----------
Sales                                  $ 368,595    $ 377,735    $  (9,140)     -2.4%
Cost of sales                            329,764      348,115      (18,351)     -5.3%
                                       ---------    ---------    ---------   -------
Gross margin                              38,831       29,620        9,211      31.1%
Operating expenses                        41,315       29,813       11,502      38.6%
                                       ---------    ---------    ---------   -------
Loss from operations                      (2,484)        (193)      (2,291)  -1187.0%
Interest (income) expense, net            (1,476)      (2,381)         905     -38.0%
                                       ---------    ---------    ---------   -------
(Loss) income before income taxes         (1,008)       2,188       (3,196)   -146.1%

Income tax (benefit) provision              (394)         875       (1,269)   -145.0%
                                       ---------    ---------    ---------   -------
Net (loss) income                      $    (614)   $   1,313    $  (1,927)   -146.8%
                                       =========    =========    =========   =======
Basic net (loss) income per share      $   (0.07)   $    0.16    $   (0.23)   -143.8%
                                       =========    =========    =========   =======
Diluted net (loss) income per share    $   (0.07)   $    0.14    $   (0.21)   -150.0%
                                       =========    =========    =========   =======

Weighted average shares outstanding:
Basic                                      8,410        8,225          185       2.2%
                                       =========    =========    =========   =======
Diluted                                    8,410        9,555       (1,145)    -12.0%
                                       =========    =========    =========   =======

                                   GTSI Corp.
                 Unaudited Condensed Consolidated Balance Sheets
                                 (in thousands)
                                      June 30,  December 31,    Change from
                                        2003       2002       December 31, 2002
                                        ----       ----       -----------------
ASSETS
Current assets:
     Cash                             $     52   $     32       $     20
     Accounts receivable               130,567    139,472         (8,905)
     Merchandise inventory              57,658     56,039          1,619
     Other current assets               21,786     15,080          6,706
                                      --------   --------       --------
          Total current assets         210,063    210,623           (560)
Property and equipment, net             15,107     11,707          3,400
Other assets                             3,248      2,588            660
                                      --------   --------       --------
TOTAL ASSETS                          $228,418   $224,918       $  3,500
                                      ========   ========       ========
LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities
     Notes payable to banks           $     --   $  7,539       $ (7,539)
     Accounts payable                  137,153    122,433         14,720
     Accrued liabilities                13,982     13,412            570
     Accrued warranties                  3,710      4,403           (693)
                                      --------   --------       --------
       Total current liabilities       154,845    147,787          7,058
Other liabilities                        1,838      1,640            198
                                      --------   --------       --------
       Total liabilities               156,683    149,427          7,256
Stockholders' equity                    71,735     75,491         (3,756)
                                      --------   --------       --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                  $228,418   $249,918       $  3,500
                                      ========   ========       ========


                                       ###

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              GTSI CORP.

                                              By: /s/ Thomas A. Mutryn
                                                  ------------------------------
                                                  Thomas A. Mutryn
                                                  Senior Vice President and CFO

Date:  July 23, 2003